China Expert Technology, Inc. To File for 2006 10-K Extension Deadline

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Pre-announces Fourth Quarter Revenues of $17.4 million  and Net Income of $1.7 million, including approximately $3.8 million in non-cash charges

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Pre-announces 2006 Revenues of $66 million  and Net Income of $9.7 million, including approximately $8.5 million in non-cash charges

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Company Expects to Report Results on April 12th , 2007 and will hold Earnings Conference Call

Hong Kong, March 30, 2007 - China Expert Technology, Inc. (OTCBB: CXTI), a provider of large scale e-government network infrastructure construction projects for county and municipal governments in China, today announced that it will apply for an extension to delay the filing of its Form 10-K for 2006 year beyond the March 31, 2007 deadline.

Management and the auditors are currently reviewing the treatment and valuations of the convertible debenture associated with the October 2005 private placement post the Amendment and Waiver Agreement dated October 31, 2006, including certain non-cash adjustments related to the early extinguishment of debt. The result of such review may lead to amendment of reported financials. The Company expects to file its 2006 Form 10-K by April 12, 2007.

Management is providing preliminary revenue estimates of $17.4 million for the fourth quarter of 2006 and net income of $1.7 million.  In addition, management estimates that 2006 revenues will be approximately $66 million with net income of $9.7 million.  The fourth quarter and full year preliminary net income already take into account non-cash charges of approximately $3.8 million and $8.5 million respectively.

The Company will hold a conference call to discuss fourth quarter 2006 and full year results on April 12, 2007.

The conference call will take place at 4:30 p.m. EDT on Thursday, April 12th. Interested participants should call 877-715-5297 when calling within the United States or 973-582-2851 if calling internationally. There will be a playback available until 11:59 p.m. eastern time April 19, 2007. To listen to the playback, please call 877-519-4471 when calling within the United States or 973-341-3080 when calling internationally. Please use pass code 8639653 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00003D69 or at ViaVid's website at http://www.viavid.net. The webcast can be accessed through May 12, 2007.

About China Expert Technology, Inc:

CHINA EXPERT TECHNOLOGY, INC. (OTCBB:CXTI) and its subsidiaries, (collectively the "Group") situated in Hong Kong and China. The group is specialized in providing large-scale network infrastructure construction (mainly e-government projects) for communities and municipal governments in China. The Group also utilizes its network with experts from various universities in China to deploy business and IT consultancy services to corporations in Hong Kong and China. The Group's existing major clients includes municipal governments, government authorities and other technology firms in China. Its income is derived mainly from four areas, e-government, technology achievement appraisal, expert consultation and project database.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts, including preliminary revenue and net income financials for the fourth quarter and full year of 2006 contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty related to a number of factors including audited financial results, risks associated with Companies based in the PRC, and other other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.

Contact:

China Expert Technology, Inc.

Phoebe Lam, +852-2802-1555

Fax: +852-2583-9222

Email: phoebe@chinaexpertnet.com

or

Hayden Communications, Inc.

Matthew Hayden, +858-704-5065 (Investors)

E-mail: Matt@haydenir.com